Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of CohBar, Inc. on Form S-8 (File No. 333-205412), Form S-8 (File No. 333-226434), Form S-3 (File No. 333-221724), Form S-3 (File No. 333-226433) and Post-Effective Amendment No. 3 to Registration Statement Nos. 333-205519 and 333-220663 on Form S-3 to Form S-1 of our report dated March 12, 2020, with respect to our audits of the financial statements CohBar, Inc. as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, which report is included in this Annual Report on Form 10-K of CohBar, Inc. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

New York, NY

March 12, 2020